UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2006
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (416) 203-3898
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Press Release dated May 15, 2006
Press Release dated May 17, 2006

Item 1.01. Entry into a Material Definitive Agreement.
     On May 15, 2006, Cott Corporation (the “Company”) announced that Brent Willis had accepted an offer to become the Company’s President and Chief Executive Officer and a member of its Board of Directors, effective May 16, 2006. The Company and Mr. Willis are finalizing and negotiating the terms of his employment and expect to enter into an employment agreement. Mr. Willis is currently employed by the Company subject to the terms of an offer letter dated May 13, 2006 (the “Offer Letter”), the material terms of which are discussed in Item 5.02 and incorporated herein by reference.
     Effective May 13, 2006 and according to the terms of a termination letter (the “Termination Letter”) agreed to by the parties, the Company terminated the employment of John K. Sheppard as the Company’s President and Chief Executive Officer and from his role as an officer of the Company and its affiliates, subsidiaries and associated companies. Mr. Sheppard has also resigned as a director of the Company and its affiliates, subsidiaries and associated companies in which he held such a position.
     Pursuant to the Termination Letter, the Company will pay Mr. Sheppard a lump sum payment of his accrued salary and accrued vacation through his May 13, 2006 termination date. The Company will also pay Mr. Sheppard severance of two times his base salary plus two times his target bonus for a total lump sum payment of $2,300,000, less applicable withholdings, to be paid within thirty days of termination of employment. In addition, Mr. Sheppard is entitled to a pro-rated bonus for 2006 of $275,000, less applicable statutory deductions and, provided the insurer(s) and the applicable insurance policies permit, Mr. Sheppard is also entitled to the continuation of his current group insurance benefits for a period of time. Mr. Sheppard also agreed to release the Company from any liability arising from or related to his employment or other engagement with the Company or the termination of such employment or engagement. Mr. Sheppard has confirmed that his non-competition and non-solicitation covenants to the Company will apply for 24 months following the termination of his employment and has agreed to be bound by confidentiality and non-disparagement covenants.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On May 15, 2006, the Company announced that Brent Willis had accepted an offer to become the Company’s President and Chief Executive Officer and a member of its Board of Directors, effective May 16, 2006. The Company and Mr. Willis are finalizing and negotiating the terms of his employment and expect to enter into an employment agreement. Mr. Willis is currently employed by the Company subject to the terms of the Offer Letter, the material terms of which are discussed below.
     From July 2005 to May 2006, Mr. Willis, age 46, served as Zone President of InBev Asia Pacific (multinational beer company). From July 2003 to June 2005, he served as Chief Commercial Officer of InBev, and from June 2002 to September 2003, he was Chief Marketing and Sales Officer of Interbrew, an InBev predecessor company. From August 2001 to May 2002, Mr. Willis was a principal with the Chicago Consulting Group (marketing consultants), and from January 2001 to July 2001, he served as Chief Marketing Officer of Kmart Inc. In addition, Mr. Willis has previously served in various senior management positions with The Coca-Cola Company and Kraft Foods Inc. Mr. Willis does not currently serve on the Board of Directors of any other public companies besides the Company.
     There are no family relationships between Mr. Willis and any directors or executive officers of the Company, and there have not been any related party transactions in which the amounts involved exceeded $60,000 with Mr. Willis within the past year, nor are there any such transactions currently proposed, other than as set out in the Offer Letter.
     Under the Offer Letter, the Company will pay Mr. Willis a base salary of $700,000 per year. He will also be eligible to participate in the Company’s short-term executive bonus plan with an annual target bonus equal to his base salary, as well as the opportunity to earn up to 200% of base salary based on Company and personal performance. His bonus for 2006 will be prorated based on actual employment during 2006. Mr. Willis will also be eligible to participate in the Company’s long-term incentive plan with an annual target award equal to 200% of his base salary. His award under the long-term incentive plan for 2006 will be paid in cash, prorated for actual employment during 2006, and must be used to purchase common shares of the Company, which shares must be held for three years and which are subject to forfeiture if his employment is terminated prior to the third anniversary thereof, under certain circumstances.
     As an inducement to enter into employment with the Company and in order to compensate Mr. Willis for certain benefits to which he would have been entitled at his previous employer, Mr. Willis will receive (i) a cash bonus of $945,000, (ii) an equity award of $3,176,375, to vest in three equal installments on the first three anniversaries of the grant (the “Equity Signing Bonus”) and (iii) participation in the Company’s Performance Share Unit Plan (the “PSU Plan”) by way of a grant with a market value equal to $1,500,000, subject to the vesting provisions of the PSU Plan (the “PSU Signing Bonus”). Mr. Willis will also be entitled to reimbursement for relocation expenses, supplemental disability benefits, reimbursement for certain legal and financial expenses incurred in entering into the Offer Letter and to participate in the employee benefit plans available to the Company’s executives generally.
     If the Company terminates Mr. Willis’ employment for cause or he resigns, the Company will pay him an amount equal to his accrued base salary through the date of termination. If the Company terminates him without cause or he resigns for good reason, Mr. Willis will be entitled to (i) his accrued base salary through the date of termination, (ii) his bonus, prorated through the date of termination and based on his target bonus, (iii) a lump sum severance amount equal to two years of base salary plus bonus, based on his target bonus, (iv) vesting of his PSU Plan Signing Bonus to the maximum extent permitted under the plan, (v) vesting of his Equity Signing Bonus and (vi) continuation of insurance benefits for twenty-four months or until they are replaced by a new employer.
     If Mr. Willis’ employment is terminated without cause in the event of a change of control of the Company, Mr. Willis would receive (i) a lump sum payment of thirty-six months of base salary and target bonus, (ii) vesting of his entitlements under the Company’s long-term incentive plans, in accordance with those plans, (iii) acceleration of vesting of the Equity Signing Bonus and (iv) continuation of insurance benefits for thirty-six months.
     Mr. Willis will be subject to standard confidentiality undertakings and will also be subject to non-competition, non-solicitation, and non-disparagement restrictions during the term of employment and for a period of two years following termination.
     On May 13, 2006 in connection with Mr. Willis’s appointment described above and as more fully described in Item 1.01 above, the Company terminated the employment of John K. Sheppard as the Company’s President and Chief Executive Officer and from his roles as an officer of the Company and its affiliates, subsidiaries and associated companies. Mr. Sheppard also resigned as a director of the Company and its affiliates, subsidiaries and associated companies in which he held such a position.
     A copy of the press release announcing Mr. Willis’s appointment and Mr. Sheppard’s departure is furnished as Exhibit 99.1 to this report and is hereby incorporated by reference.
     On May 17, 2006, the Company announced that the Board of Directors of the Company appointed George A. Burnett to the Board of Directors effective June 1, 2006. There have not been any related party transactions in which the amounts involved exceeded $60,000 with Mr. Burnett within the past year, nor are there any such transactions currently proposed. At this time, Mr. Burnett has not been appointed to serve on any committees of the Board.
     A copy of the press release announcing Mr. Burnett’s appointment is furnished as Exhibit 99.2 to this report and hereby incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
         (d) Exhibits
99.1	Press release dated May 15, 2006.

99.1	Press release dated May 17, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: May 18, 2006	By:	/s/ Mark R. Halperin

Mark R. Halperin
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Number	Description
99.1	Press release dated May 15, 2006.

99.2	Press release dated May 17, 2006.